                                                                  EXHIBIT 11

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                       TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES
                            COMPUTATION OF EARNINGS PER SHARE
                    (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                                                       Three Months Ended
                                                                             March 31,
                                                                     ----------------------
                                                                        1999          1998
                                                                     --------      --------
ADJUSTMENTS TO NET LOSS:
   Loss before extraordinary items                                   $(21,558)     $(54,140)

   Preferred stock dividend requirements                               (5,863)       (5,863)
                                                                     --------      --------
   Loss before extraordinary items applicable to
         common stock for basic earnings per share calculation        (27,421)      (60,003)
   Extraordinary items                                                      -        (1,380)
                                                                     --------      --------
   Net loss applicable to common stock for
         earnings per share calculation                              $(27,421)     $(61,383)
                                                                     ========      ========

OUTSTANDING SHARES:
   Average number of shares of common stock
         for basic earnings per share calculation<F1>                  65,630        57,889
                                                                     ========      ========

BASIC EARNINGS PER SHARE AMOUNTS<F2>:
   Loss before extraordinary items                                   $  (0.42)     $  (1.04)
   Extraordinary items                                               $      -      $  (0.02)
   Net loss                                                          $  (0.42)     $  (1.06)

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<F1> Includes 7,641 shares for the three months ended March 31, 1999 and 6,309 shares for the three months ended March 31, 1998 of Employee Preferred Stock which, except for a liquidation preference of $.01 per share and the right to elect a certain number of directors to the Board of Directors, is the functional equivalent of common stock.

<F2> As the effects of including the incremental shares associated with options and warrants and the assumed conversion of the 8% and the 9 1/4% Preferred Stock are antidilutive, diluted earnings per share are not presented in the accompanying condensed statements of consolidated operations for the first quarter of 1999 or 1998.
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